CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$36,148,480(2)	$4,930.65

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2)	Calculated on the basis of 3,614,848 units each having a $10 principal amount per unit.

Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011, and the Product Supplement LIRN-1 dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The notes are being issued by Barclays Bank PLC (“Barclays”). There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-6 of this term sheet and beginning on page S-10 of product supplement LIRN-1.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price	$10.00	$36,148,480.00
Underwriting discount	$ 0.20	$ 722,969.60
Proceeds, before expenses, to Barclays	$ 9.80	$35,425,510.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Merrill Lynch & Co.

September 27, 2012

3,614,848 Units $10 principal amount per unit CUSIP No. 06742A784 Pricing Date September 27, 2012 Settlement Date October 4, 2012 Maturity Date September 26, 2014 BARCLAYS Capped Leveraged Index Return Notes® Linked to a Global Equity Basket Maturity of approximately two years 2-to-1 upside exposure to increases in the Basket, subject to a capped return of 21.50% The Basket is comprised of the S&P 500® Index, the MSCI EAFE Index, and the MSCI Emerging Markets Index. The S&P 500® Index was given an initial weight of 45.00%, and each of the MSCI EAFE Index and MSCI Emerging Markets Index was given an initial weight of 27.50% 1-to-1 downside exposure to decreases in the Basket beyond a 10% decline, with up to 90% of your principal at risk All payments occur at maturity and are subject to the credit risk of Barclays Bank PLC No periodic interest payments Limited secondary market liquidity, with no exchange listing The notes are senior unsecured debt securities and are not deposit liabilities of Barclays Bank PLC. The notes are not insured by the US Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom, or any other jurisdiction Enhanced Return

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

Summary

The Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction or secured by collateral. The notes will rank equally with all of our other unsecured and unsubordinated debt. Any payments due on the notes, including any repayment of principal, will be subject to the credit risk of Barclays. The notes provide you a leveraged return, subject to a cap, if the Ending Value (as determined below) of the Global Equity Basket described below (the “Basket”) is greater than the Starting Value. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes.

The Basket is comprised of the S&P 500® Index, the MSCI EAFE Index, and the MSCI Emerging Markets Index (each, a “Basket Component”). On the pricing date, the S&P 500® Index was given an initial weight of 45.00%, and each of the MSCI EAFE Index and the MSCI Emerging Markets Index was given an initial weight of 27.50%.

The terms and risks of the notes are contained in this term sheet and the documents listed below (together, the “Note Prospectus”). The documents have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated below or obtained from MLPF&S by calling 1-866-500-5408:

▪	Product supplement LIRN-1 dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511153072/d424b3.htm

▪	Series A MTN Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

▪	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement LIRN-1. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to Barclays.

Terms of the Notes

Issuer:	Barclays Bank PLC (“Barclays”)
Original Offering Price:	$10 per unit
Term:	Approximately two years
Market Measure:

A Global Equity Basket comprised of the S&P 500® Index (Bloomberg symbol: “SPX”), the MSCI EAFE Index (Bloomberg symbol: “MXEA”), and the MSCI Emerging Markets Index (Bloomberg symbol: “MXEF”). Each Basket Component is a price return index.

Starting Value:	100
Ending Value:

The average of the closing levels of the Market Measure on each scheduled calculation day occurring during the maturity valuation period. The calculation days are subject to postponement in the event of Market Disruption Events, as described beginning on page S-24 of product supplement LIRN-1

Threshold Value:	90
Capped Value:	$12.15 per unit of the notes, which represents a return of 21.50% over the Original Offering Price.
Maturity Valuation Period:	September 16, 2014, September 17, 2014, September 18, 2014, September 19, 2014, and September 22, 2014
Participation Rate:	200%
Calculation Agent:	Barclays and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”).
Fees Charged:	The public offering price of the notes includes the underwriting discount of $0.20 per unit as listed on the cover page and an additional charge of $0.075 per unit more fully described on page TS-15.

Redemption Amount Determination

On the maturity date, you will receive a cash payment per unit determined as follows:

Capped Leveraged Index Return Notes®	TS-2

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the Basket will increase moderately from the Starting Value to the Ending Value.

▪	You are willing to risk a loss of principal and return if the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes, if any, will be capped.

▪	You are willing to forgo the interest payments that are paid on traditional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪

You are willing to accept a limited market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, and the fees charged on the notes, as described on page TS-2.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the Basket will decrease from the Starting Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Hypothetical Payout Profile

This graph reflects the returns on the notes, based on the Participation Rate of 200%, the Threshold Value of 90% of the Starting Value, and the Capped Value of $12.15. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

Capped Leveraged Index Return Notes®	TS-3

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and term of your investment.

The following table is based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 200% and the Capped Value of $12.15 per unit. It illustrates the effect of a range of Ending Values on the Redemption Amount per unit of the notes and the total rate of return to holders of notes. The following examples do not take into account any tax consequences from investing in the notes.

Ending Value		Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit		Total Rate of Return on the Notes
50.00		-50.00%	$6.00		-40.00%
60.00		-40.00%	$7.00		-30.00%
70.00		-30.00%	$8.00		-20.00%
80.00		-20.00%	$9.00		-10.00%
90.00	(1)	-10.00%	$10.00		0.00%
92.00		-8.00%	$10.00		0.00%
94.00		-6.00%	$10.00		0.00%
96.00		-4.00%	$10.00		0.00%
98.00		-2.00%	$10.00		0.00%
100.00	(2)	0.00%	$10.00		0.00%
102.00		2.00%	$10.40		4.00%
104.00		4.00%	$10.80		8.00%
106.00		6.00%	$11.20		12.00%
108.00		8.00%	$11.60		16.00%
110.00		10.00%	$12.00		20.00%
120.00		20.00%	$12.15	(3)	21.50%
130.00		30.00%	$12.15		21.50%
140.00		40.00%	$12.15		21.50%
150.00		50.00%	$12.15		21.50%

(1)	This is the Threshold Value.

(2)	The Starting Value was set to 100.00 on the pricing date.

(3)	The Redemption Amount per unit cannot exceed the Capped Value.

For hypothetical historical levels of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Capped Leveraged Index Return Notes®	TS-4

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

Redemption Amount Calculation Examples

Example 1

The Ending Value is 80, or 80% of the Starting Value:

Starting Value:    100

Ending Value:      80

Threshold Value: 90

$10 –	[	$10 ×	(90 – 80)	]	= $9.00	Redemption Amount per unit
100

Example 2

The Ending Value is 95, or 95% of the Starting Value:

Starting Value:    100

Ending Value:      95

Threshold Value: 90

Redemption Amount (per Unit) = $10.00, the Original Offering Price, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3

The Ending Value is 108, or 108% of the Starting Value:

Starting Value: 100

Ending Value:  108

$10 +	[	$10 × 200% ×	(108 – 100)	]	= $11.60	Redemption Amount per unit
100

Example 4

The Ending Value is 140, or 140% of the Starting Value:

Starting Value: 100

Ending Value:  140

$10 +	[	$10 × 200% ×	(140 – 100)	]	= $18.00, however, because the Redemption Amount for the notes cannot exceed the Capped Value, the Redemption Amount will be $12.15 per unit
100

Capped Leveraged Index Return Notes®	TS-5

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-10 of product supplement LIRN-1 and page S-6 of the Series A MTN prospectus supplement identified above under “Summary.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield you could earn by owning a conventional debt security of comparable maturity.

▪

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

▪	Your investment return, if any, is limited to the return represented by the Capped Value and may be less than a comparable investment directly in the stocks included in the Basket Components.

▪

If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for the notes due to, among other things, the inclusion of fees charged for developing, hedging and distributing the notes, as described on page TS-15 and various credit, market and economic factors that interrelate in complex and unpredictable ways.

▪	A trading market is not expected to develop for the notes. We, MLPF&S and our respective affiliates are not obligated to make a market for, or to repurchase, the notes.

▪

Our business, hedging and trading activities, and those of MLPF&S and our respective affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S or our respective affiliates engage in for our clients’ accounts, may affect the market value and return of the notes and may create conflicts of interest with you.

▪

Changes in the value of one Basket Component may be offset by changes in the value of the other Basket Component. Due to its higher Initial Component Weight, changes in the level of the S&P 500® Index will have a more substantial impact on the value of the Basket than similar changes in the level of each of the MSCI EAFE Index and the MSCI Emerging Markets Index

▪	The relevant Index Sponsor (as defined below) may adjust a Basket Component in a way that affects its level, and has no obligation to consider your interests.

▪

You will have no rights of a holder of the securities represented by the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪

While we, MLPF&S or our respective affiliates may from time to time own shares of companies included in the Basket Components, except to the extent that the common stock of Bank of America Corporation (the parent company of MLPF&S) is included in the S&P 500® Index, we, MLPF&S and our respective affiliates do not control any company included in any Basket Component, and are not responsible for any disclosure made by any other company.

▪	Your return on the notes and the value of the notes may be affected by exchange rate movements and factors affecting the international securities markets.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪

The U.S. federal income tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “Material U.S. Federal Income Tax Consequences” below and “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-7 and S-24 of product supplement LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)

the NYSE and the NASDAQ (as to the S&P 500® Index), the London Stock Exchange, the Frankfurt Stock Exchange, the Paris Bourse, and the Tokyo Stock Exchange (as to the MSCI EAFE Index), and the London Stock Exchange, the Hong Kong Stock Exchange, the São Paulo Stock Exchange, and the Korea Stock Exchange (as to the MSCI Emerging Markets Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	the Basket Components or any successors thereto are calculated and published.

Capped Leveraged Index Return Notes®	TS-6

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs — Basket Market Measures” beginning on page S-30 of product supplement LIRN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
The S&P 500® Index	SPX	45.00%	1,447.15	0.03109560	45.00
The MSCI EAFE Index	MXEA	27.50%	1,526.25	0.01801802	27.50
The MSCI Emerging Markets Index	MXEF	27.50%	998.36	0.02754517	27.50
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)

Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agent will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described on page S-26 of product supplement LIRN-1 in the section “Description of LIRNs — The Starting Value and the Ending Value — Ending Value — Equity-Based Basket Market Measures.”

While actual historical information on the Basket will not exist before the pricing date, the following graph sets forth the hypothetical historical monthly performance of the Basket from January 2007 through August 2012. The graph is based upon actual month-end historical levels of the Basket Components, hypothetical Component Ratios determined as of December 31, 2006, and a Basket value of 100 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Capped Leveraged Index Return Notes®	TS-7

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

The Basket Components

All disclosures contained in this term sheet regarding the Basket Component, including, without limitation, their make up, method of calculation, and changes in their components, have been derived from publicly available sources. The information reflects the policies of, and is subject to change by each of Standard & Poor’s Financial Services LLC (“S&P”) and MSCI Inc. (“MSCI,” and together with the S&P, the “Index Sponsors”). The Index Sponsors have no obligation to continue to publish, and may discontinue publication of, the Basket Component. The consequences of any Index Sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of the LIRNs — Discontinuance of a Market Measure” beginning on page S-29 of product supplement LIRN-1. None of us, the calculation agent, or the selling agent accepts any responsibility for the calculation, maintenance, or publication of any Basket Component or any successor index.

The S&P 500® Index

The S&P 500® Index is intended to provide an indication of the pattern of stock price movement in the U.S. equities market. The daily calculation of the level of the S&P 500® Index, discussed below in further detail, is based on the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.

Composition of the S&P 500® Index

S&P chooses companies for inclusion in the S&P 500® Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equities market. Relevant criteria employed by S&P for new additions include the financial viability of the particular company, the extent to which that company represents the industry group to which it is assigned, adequate liquidity and reasonable price, an unadjusted market capitalization of US$3.5 billion or more, U.S. domicile, a public float of at least 50% and company classification (i.e. U.S. common equities listed on the NYSE and the NASDAQ stock market and not closed-end funds, holding companies, tracking stocks, partnerships, investment vehicles, royalty trusts, preferred shares, unit trusts, equity warrants, convertible bonds or investment trusts). The ten main groups of companies that comprise the S&P 500® Index include: Consumer Discretionary, Consumer Staples, Energy, Financials, Health Care, Industrials, Information Technology, Materials, Telecommunication Services and Utilities. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above.

The S&P 500® Index does not reflect the payment of dividends on the stocks included in the S&P 500® Index. Because of this the return on the notes will not be the same as the return you would receive if you were to purchase those stocks and hold them for a period equal to the term of the notes.

Computation of the S&P 500® Index

As of September 16, 2005, S&P has used a full float-adjusted formula to calculate the S&P 500® Index. With a float-adjusted index, the share counts used in calculating the S&P 500® Index will reflect only those shares that are available to investors, not all of a company’s outstanding shares.

The float-adjusted S&P 500® Index is calculated as the quotient of (1) the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor and (2) the index divisor.

The investable weight factor is calculated by dividing (1) the available float shares by (2) the total shares outstanding. Available float shares reflect float adjustments made to the total shares outstanding. Float adjustments seek to distinguish strategic shareholders (whose holdings depend on concerns such as maintaining control rather than the economic fortunes of the company) from those holders whose investments depend on the stock’s price and their evaluation of the company’s future prospects. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•

holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts, foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

In cases where holdings in a group as described above exceed 10% of the outstanding shares of a company, the holdings of that group are excluded from the float-adjusted count of shares to be used in the S&P 500® Index’s calculation. In addition, treasury stock, stock options, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. Shares held by mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares held in a trust to allow investors in countries outside the country of domicile (such as ADRs and Canadian exchangeable shares), shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are, however, considered part of the float.

Changes in a company’s total shares outstanding of 5.0% or more due to public offerings, tender offers, Dutch auctions, or exchange offers are made as soon as reasonably possible. Other changes of 5.0% or more (for example, due to company stock repurchases, private placements, an acquisition of a privately held company, redemptions, exercise of options, warrants, conversion of preferred stock, notes, debt, equity participations, or other recapitalizations) are made weekly and are announced on Wednesdays for implementation after the close of trading on the following Wednesday (one week later). Changes of less than 5.0% are accumulated and made quarterly on the third Friday of March, June, September, and December.

Changes due to mergers or acquisitions of publicly held companies are made as soon as reasonably possible, regardless of the size of the change, although de minimis merger and acquisition share changes may be accumulated and implemented with the quarterly share rebalancing. Corporate actions such as stock splits, stock dividends, spinoffs and rights offerings are generally applied after the close of trading on the day prior to the ex-date. Share changes resulting from exchange offers are made on the ex-date. Changes in investable weight factors of more than five percentage points caused by corporate actions will be made as soon as possible. Changes in investable weight factors of less than five percentage points will be made annually, in September when revised investable weight factors are reviewed. A share freeze is implemented the week of the rebalancing effective date, the third Friday of the last month of each quarter, during which shares are not changed except for certain corporate actions (merger activity, stock splits, rights offerings and certain dividend payable events).

As discussed above, the value of the S&P 500® Index is the quotient of (1) the total float-adjusted market capitalization of the S&P 500® Index’s constituents (i.e., the sum of the products of (a) the price of each common stock, (b) the total shares outstanding of each common stock and (c) the investable weight factor) and (2) the index divisor. Continuity in index values is maintained by adjusting the divisor for all changes in the constituents’ share capital after the base date, which is the period from 1941 to 1943. This includes additions and deletions to the index, rights issues, share buybacks and issuances, and spin-offs. The index divisor’s time series is, in effect, a chronological summary of all changes affecting the base capital of

Capped Leveraged Index Return Notes®	TS-8

Capped Leveraged Index Return Notes® Linked to a Global Equity Basket, due September 26, 2014

the S&P 500® Index since the base date. The index divisor is adjusted such that the index value at an instant just prior to a change in base capital equals the index value at an instant immediately following that change. Some corporate actions, such as stock splits require simple changes in the common shares outstanding and the stock prices of the companies in the S&P 500® Index and do not require adjustments to the index divisor.

Additional information on the S&P 500® Index is available on the following website: http://www.standardandpoors.com. Information included on this website is not part of, or incorporated by reference in, this term sheet.

The following graph shows the monthly historical performance of the S&P 500® Index in the period from January 2007 through August 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the S&P 500® Index was 1,447.15.

This historical data on the S&P 500® Index is not necessarily indicative of the future performance of the S&P 500® Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P 500® Index during any period set forth above is not an indication that the level of the S&P 500® Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the S&P 500® Index.

License Agreement

“S&P® is a registered trademark of Standard & Poor’s Financial Services LLC (“S&P”) and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P Dow Jones Indices LLC. “Standard & Poor’s®”, “S&P 500®” and “S&P®” are trademarks of S&P. These trademarks have been sublicensed for certain purposes by us. The S&P 500® Index is a product of S&P Dow Jones Indices LLC and/or its affiliates and has been licensed for use by us.

The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, S&P or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P 500® Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P 500® Index is the licensing of the S&P 500® Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third party licensors. The S&P 500® Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P 500® Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P 500® Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P 500® Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL,

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PUNITIVE, OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBLITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.”

The MSCI EAFE Index

The MSCI EAFE Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The MSCI EAFE Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100.00. The MSCI EAFE Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI EAFE Index currently consists of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. As of the pricing date, the five largest country weights were the United Kingdom (23.2%), Japan (20.1%), France (9.3%), Australia (8.8%), and Switzerland (8.6%), and the five largest sector weights were Financials (23.5%), Industrials (12.4%), Consumer Staples (12.0%), Health Care (10.2%), and Consumer Discretionary (10.1%).

The MSCI EAFE Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

The MSCI Emerging Markets Index

The MSCI Emerging Markets Index is intended to measure equity market performance in the global emerging markets. The MSCI Emerging Markets Index is a free float-adjusted market capitalization index with a base date of December 31, 1987 and an initial value of 100.00. The MSCI Emerging Markets Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. The MSCI Emerging Markets Index currently consists of the following 21 emerging market country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Malaysia, Mexico, Morocco, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand, and Turkey. As of the pricing date, the five largest country weights were China (17.3%), South Korea (15.5%), Brazil (12.8%), Taiwan (11.1%), and South Africa (7.8%), and the five largest sector weights were Financials (25.0%), Information Technology (13.9%), Energy (13.1%), Materials (12.0%), and Consumer Staples (8.5%).

The MSCI Emerging Markets Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

General - MSCI Indices

MSCI provides global equity indices intended to measure equity performance in international markets and the MSCI International Equity Indices are designed to serve as global equity performance benchmarks. In constructing these indices, MSCI applies its index construction and maintenance methodology across developed, emerging, and frontier markets.

MSCI enhanced the methodology used in its MSCI International Equity Indices. The MSCI Standard and MSCI Small Cap Indices, along with the other MSCI equity indices based on them, transitioned to the global investable market indices methodology described below. The transition was completed at the end of May 2008. The Enhanced MSCI Standard Indices are composed of the MSCI Large Cap and Mid Cap Indices. The MSCI Global Small Cap Index transitioned to the MSCI Small Cap Index resulting from the Global Investable Market Indices methodology and contains no overlap with constituents of the transitioned MSCI Standard Indices. Together, the relevant MSCI Large Cap, Mid Cap, and Small Cap Indices will make up the MSCI investable market index for each country, composite, sector, and style index that MSCI offers.

Constructing the MSCI Global Investable Market Indices. MSCI undertakes an index construction process, which involves:

•	defining the equity universe;

•	determining the market investable equity universe for each market;

•	determining market capitalization size segments for each market;

•	applying index continuity rules for the MSCI Standard Index;

•	creating style segments within each size segment within each market; and

•	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe. The equity universe is defined by:

•

Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

•	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes. A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

•

Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

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•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

•

DM and EM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float-adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM, and a minimum liquidity level of 15% of three- and twelve-month ATVR and 80% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of an EM.

•

Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

•

Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi-annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the MSCI Standard Index outside of a Quarterly or Semi-Annual Index Review (as defined below).

Defining Market Capitalization Size Segments for Each Market. Once a market investable equity universe is defined, it is segmented into the following size–based indices:

•	Investable Market Index (Large + Mid + Small);

•	Standard Index (Large + Mid);

•	Large Cap Index;

•	Mid Cap Index; or

•	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

•	defining the market coverage target range for each size segment;

•	determining the global minimum size range for each size segment;

•	determining the market size-segment cutoffs and associated segment number of companies;

•	assigning companies to the size segments; and

•	applying final size-segment investability requirements.

Index Continuity Rules for the Standard Indices. In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Creating Style Indices within Each Size Segment. All securities in the investable equity universe are classified into value or growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard. All securities in the global investable equity universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the GICS. Under the GICS, each company is assigned to one sub–industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability, and low index turnover. In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	updating the indices on the basis of a fully refreshed equity universe;

•	taking buffer rules into consideration for migration of securities across size and style segments; and

•	updating FIFs and Number of Shares (“NOS”).

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

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•	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

•	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)	Ongoing Event-Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

None of us, MLPF&S or any of our respective affiliates accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the MSCI EAFE Index, the MSCI Emerging Markets Index, or any successor to these indices. MSCI does not guarantee the accuracy or the completeness of the MSCI EAFE Index, MSCI Emerging Markets Index, or any data included in these indices. MSCI assumes no liability for any errors, omissions, or disruption in the calculation and dissemination of the MSCI EAFE Index or the MSCI Emerging Markets Index. MSCI disclaims all responsibility for any errors or omissions in the calculation and dissemination of the MSCI EAFE Index, MSCI Emerging Markets Index, or the manner in which these indices are applied in determining the amount payable on the notes at maturity.

The following graph shows the monthly historical performance of the MSCI EAFE Index in the period from January 2007 through August 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MSCI EFE Index was 1,526.25.

This historical data on the MSCI EAFE Index and is not necessarily indicative of the future performance of the MSCI EAFE Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI EAFE Index during any period set forth above is not an indication that the level of the MSCI EAFE Index is more or less likely to increase or decrease at any time over the term of the notes.

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The following graph shows the monthly historical performance of the MSCI Emerging Markets Index in the period from January 2007 through July 2012. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the MSCI Emerging Markets Index was 998.36.

This historical data on the MSCI Emerging Markets Index and is not necessarily indicative of the future performance of the MSCI Emerging Markets Index or what the value of the notes may be. Any historical upward or downward trend in the level of the MSCI Emerging Markets Index during any period set forth above is not an indication that the level of the MSCI Emerging Markets Index is more or less likely to increase or decrease at any time over the term of the notes.

Before investing in the notes, you should consult publicly available sources for the levels and trading pattern of the MSCI EAFE Index and the MSCI Emerging Markets Index.

License Agreement

“MSCI EAFE IndexSM” and “MSCI Emerging Markets IndexSM” are service marks of MSCI and have been licensed for use for certain purposes by us. Notes based on the MSCI EAFE IndexSM and the MSCI Emerging Markets IndexSM are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the notes.

We have entered into a non-exclusive license agreement with MSCI whereby we, in exchange for a fee, are permitted to use the MSCI EAFE Index and the MSCI Emerging Markets Index in connection with certain securities, including the notes. We are not affiliated with MSCI; the only relationship between MSCI and us is any licensing of the use of MSCI’s indices and trademarks relating to them.

The license agreement between MSCI and Barclays Bank PLC provides that the following disclaimer must be set forth herein:

THE NOTES ARE NOT SPONSORED OR ENDORSED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE NOTES ARE NOT SOLD OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX. THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY BARCLAYS BANK PLC. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THE NOTES OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THE NOTES PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE NOTES OR TO BARCLAYS BANK PLC OR ANY OWNER OF THE NOTES. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF BARCLAYS BANK PLC OR OWNERS OF THE NOTES INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE NOTES TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THE NOTES ARE REDEEMABLE FOR CASH. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THE NOTES IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES. NOTWITHSTANDING THE FOREGOING, CERTAIN AFFILIATES OF MSCI MAY ACT AS DEALERS IN CONNECTION WITH THE SALE OF THE NOTES AND, AS SUCH, MAY SELL OR PROMOTE THE NOTES OR MAY BE INVOLVED IN THE ADMINISTRATION, MARKETING OR OFFERING OF THE NOTES.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE

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COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY BARCLAYS BANK PLC, BARCLAYS BANK PLC’S CUSTOMERS OR COUNTERPARTIES, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the notes, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the notes without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

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Supplement to the Plan of Distribution

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

If you place an order to purchase the notes, you are consenting to MLPF&S acting as a principal in effecting the transaction for your account.

MLPF&S may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices. MLPF&S may act as principal or agent in these market-making transactions; however it is not obligated to engage in any such transactions.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Barclays or for any purpose other than that described in the immediately preceding sentence.

Role of MLPF&S

Under our distribution agreement with MLPF&S, MLPF&S will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount. The public offering price includes, in addition to the underwriting discount, a charge of approximately $0.075 per unit, reflecting an estimated profit earned by MLPF&S from transactions through which the notes are structured and resulting obligations hedged. Actual profits or losses from these hedging transactions may be more or less than this amount. In entering into the hedging arrangements for the notes, we seek competitive terms and may enter into hedging transactions with MLPF&S or one of its subsidiaries or affiliates.

All charges related to the notes, including the underwriting discount and the hedging related costs and charges, reduce the economic terms of the notes. For further information regarding these charges, our trading and hedging activities and conflicts of interest, see “Risk Factors — General Risks Relating to LIRNs” beginning on page S-10 and “Use of Proceeds” on page S-21 of product supplement LIRN-1.

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Material U.S. Federal Income Tax Consequences

Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in product supplement LIRN-1) and you hold your notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement LIRN-1 (for example, if you did not purchase your notes in the initial issuance of the notes).

There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Pursuant to the terms of the notes, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your notes as a pre-paid cash-settled executory contract with respect to the Basket. If your notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your notes. Such gain or loss should generally be long-term capital gain or loss if you have held your notes for more than one year.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the notes in the manner described above. No assurance can be given that the IRS or any court will agree with this characterization and tax treatment. There are other possible treatments that are described in a detailed discussion of tax considerations under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-35 of product supplement LIRN-1 and one or more of these might ultimately govern the tax treatment of the notes.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871 of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the IRS) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the notes when these regulations are finalized.

Where You Can Find More Information

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the Note Prospectus, including this term sheet, and the other documents that we have filed with the SEC, for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you these documents if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Market-Linked Investments Classification

MLPF&S classifies certain market-linked investments (the “Market-Linked Investments”) into categories, each with different investment characteristics. The following description is meant solely for informational purposes and is not intended to represent any particular Enhanced Return Market-Linked Investment or guarantee any performance.

Enhanced Return Market-Linked Investments are short- to medium-term investments that offer you a way to enhance exposure to a particular market view without taking on a similarly enhanced level of market downside risk. They can be especially effective in a flat to moderately positive market (or, in the case of bearish investments, a flat to moderately negative market). In exchange for the potential to receive better-than market returns on the linked asset, you must generally accept market downside risk and capped upside potential. As these investments are not market downside protected, and do not assure full repayment of principal at maturity, you need to be prepared for the possibility that you may lose all or part of your investment.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

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